Summer Infant, Inc. Reports Fourth Quarter and Year End 2012 Results

Company Grows Revenues by 6% for Fourth Quarter and 4% for Full Year 2012

Q4 International Sales Increase 19% Driven by Growth in Canada and the UK

Company Outlines Strategic Initiatives to Improve Profitability and Enhance Shareholder Value

WOONSOCKET, RI -- (Marketwire - March 12, 2013) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR), a leading developer and distributor of juvenile health, safety and wellness products, today announced financial results for the fourth quarter and year ended December 31, 2012.

Management Comments

"We achieved a 6% increase in revenues in the fourth quarter, demonstrating our ability to drive sales growth amid challenging economic conditions," said Jason Macari, President and Chief Executive Officer. "Higher sales in our furniture, safety, play, and monitor product categories contributed to the year-over-year growth. In addition, we were successful in our efforts to broaden Summer Infant's customer base during the quarter as we increased international sales by 19%, driven by growth in Canada and the UK."

"While our fourth-quarter sales growth was encouraging, we experienced lower gross margins due to higher than normal close out sales, increases in freight costs due to port issues in California and a higher mix of lower-margin products," said Macari. "While we continue to invest in effective marketing and advertising to promote our products, fourth quarter selling expenses were higher as a result of an increased level of cooperative advertising and royalty expense. During the third and fourth quarter, we took action to reduce program costs and other selling expenses. We have an ongoing effort to analyze the effectiveness of these programs and their contribution to our bottom line. With a more strategic approach to customer partnering, we expect to realize meaningful reductions in selling expenses beginning in the first quarter of 2013."

"We believe 2013 will represent an inflection point in our efforts to improve margins and return to improved levels of profitability," said Macari. "Although sales may be reduced in 2013 over 2012 due to a product line analysis and rationalization program currently underway, we expect our plan to result in improved operational focus and profitability. In addition, the successful refinancing of our debt on February 28, 2013 will result in lower borrowing costs that will have a positive effect on our bottom line."

Comments on Strategic Initiatives to Drive Profit Improvement

"Accelerating our path to profitable growth and increasing shareholder value is our focus," said Macari. "We are implementing a number of near-term actions to quickly improve our operating model."

Focus on Core Brands/Reduce Licensing Expenses
"The first element of our strategy is to focus our resources on building Summer Infant's core brands, including Summer® and Born Free®, which will be headed up by our newly appointed Chief Marketing Officer, Elizabeth Jackson," said Macari. "We will be moving out of licensing agreements and brands that do not contribute to our profitability. Our license agreements with Disney and Carter's both will be concluded by the end of 2013, reducing royalty expenses. We estimated licensed brands would have accounted for approximately 15% of 2013 revenues. We expect that 60% of formerly licensed programs could be converted to Summer or Born Free branded programs by the end of 2013. By simplifying our business model and eliminating royalty expenses, we expect these additional Summer and Born Free branded products will provide improved profitability."

Improve Profitability of Low Margin Products
"As a result of our product line analysis and rationalization program, we are working to either improve the profitability of our low margin products or eliminate these items from our offerings," said Macari. "For example, our strategy to improve the profitability of our furniture product line is to reduce the amount of capital needed for these items by converting to direct import programs, reducing overhead and eliminating licensing fees."

Reduce Corporate and Product Costs
"We are making progress in lowering selling, general and administrative expenses and we are taking further aggressive actions to reduce overhead," said Macari. "These actions include warehouse consolidations, workforce reductions, a decrease in CEO and board compensation, and a temporary moratorium on merit pay increases. Taken in total, we expect that these actions will result in a G&A reduction of 10% year over year for 2013. We also are focused on reducing product input costs through reengineering and SKU rationalization, which we expect will result in annualized savings of $2 million, with $1 million in savings expected this year."

Diversify Customer Base
"Looking at the top line, we are diversifying our customer base through geographic expansion as well as growing the number of our small- and mid-sized customers," said Macari. "International sales grew 19% year over year in the fourth quarter and represented 15% of revenues in 2012, up from 13% in 2011. We are on track to grow international sales to 20% of revenues by 2015 through leveraging current retail relationships and distributors in Canada, the UK, Australia, and other attractive markets. We also have been successful in growing the number of small- to mid-sized customers in the U.S. In 2012, we reported 19% year-over-year revenue growth to approximately $10 million in sales to our small- and mid-sized customers, a sales channel offering additional growth and profitability. We expect to increase revenues from these customers by approximately 20% in 2013."

Launch Innovative Products
"Developing innovative products that delight consumers will always be at the core of what we do at Summer Infant," said Macari. "Success in juvenile products is defined by innovation, quality, and service. Since the Company's inception, we have fueled our growth through our ability to innovate. In the past year we have solidified our development team and we expect exciting new products from their efforts in the second half of 2013 and into 2014."

"Taken together, we believe these strategic initiatives will enable us to effectively grow the business and improve profitability in a challenging market. These actions are expected to begin to contribute to improvements in our bottom-line during the first quarter of 2013. We are carefully tracking our financial metrics against plan and will continue to drive improvement throughout the year and beyond," concluded Macari.

Fourth Quarter 2012 Results

Net revenues for the three months ended December 31, 2012 increased 6% to $58.5 million from $55.4 million for the three months ended December 31, 2011. The increase in revenue was primarily driven by higher sales of furniture, safety, play and monitors products.

Gross profit for the fourth quarter of 2012 decreased to $18.3 million from $19.5 million in the fourth quarter of 2011. Gross profit as a percentage of net sales decreased to 31.2% for the three months ended December 31, 2012 from 35.2% in the three months ended December 31, 2011. The decline in gross margin was the result of increased retail program costs, increased freight costs, a higher mix of lower margin products, and the rationalization of certain product offerings and SKUs that have been removed as active items.

Selling expenses were $7.3 million in the fourth quarter of 2012, compared with $5.8 million in the fourth quarter of 2011. The increase is primarily attributable to higher selling costs associated with customer cooperative advertising, other customer promotional expenses, and increased licensing costs. General & administrative ("G&A") expenses decreased from $11.6 million in the fourth quarter of 2011 to $10.0 million in the fourth quarter of 2012. The fourth quarter 2011 G&A expense included $1.5 million for a product lawsuit settlement and fourth quarter 2012 G&A included $0.6 million associated with the compliance to the loan amendment in November 2012 and costs associated with loan refinancing.

Interest expense for the three months ended December 31, 2012 was $1.6 million compared with $0.7 million for the three months ended December 31, 2011. The increase in the fourth quarter 2012 interest expense was due to higher borrowing levels to support working capital as well as increased interest expense resulting from the November 14, 2012 loan amendment, which was retroactive to October 1, 2012.

Non-GAAP adjusted EBITDA for the fourth quarter of 2012 was $1.7 million compared with $4.3 million in non-GAAP adjusted EBITDA in the fourth quarter of 2011. Adjusted EBITDA for the fourth quarter of 2012 includes $0.6 million in permitted add back charges compared with $1.9 million in permitted add back charges in the fourth quarter of 2011. Adjusted EBITDA is a non-GAAP number that excludes various items that are detailed in the financial table and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading "Use of Non-GAAP Financial Information."

The Company reported a net loss of $1.5 million, or $0.09 per share, in the fourth quarter of 2012, compared with a net loss of $0.4 million, or $0.02 per share, in the fourth quarter of 2011. The Company recorded a tax benefit of $0.9 million in the fourth quarter of 2012 compared with a tax expense of $11,000 in the fourth quarter of 2011.

Full Year Results

For the twelve months ended December 31, 2012, the Company generated $247.2 million in net revenues, a 4% increase from $238.2 million for the year ended December 31, 2011. The increase in revenues is primarily attributable to organic growth resulting from increased distribution of existing products in the furniture, nursery, safety, play and feeding categories throughout the Company's growing customer base, the introduction of new products and international expansion.

Gross profit decreased to $79.8 million in 2012 from $81.4 million for 2011. Gross profit as a percentage of net sales decreased to 32.3% in 2012 from 34.2% in 2011, due to increased markdown and return allowances, unfavorable product mix, as well as a one-time $0.5 million adjustment to cost of goods sold pertaining to the write-off of Born Free packaging and marketing materials.

Selling expenses increased to $29.0 million for 2012 from $22.3 million for 2011, primarily attributable to higher selling costs associated with customer cooperative advertising, an increase in royalty expense and higher freight costs. G&A expenses were $41.7 million in 2012, down from $44.9 million in 2011. The 2012 G&A expenses included $0.6 million associated with compliance to the loan amendment in November 2012 and costs associated with loan refinancing. The 2011 G&A expenses included a product lawsuit settlement of $1.5 million and $1.4 million costs associated with the Born Free acquisition. The G&A expenses declined year over year as the Company began to benefit from overhead cost reductions implemented at the end of the second quarter of 2012.

Non-GAAP adjusted EBITDA was $10.6 million for the twelve-month period ended December 31, 2012, compared with $20.2 million for the twelve-month period ended December 31, 2011. Adjusted EBITDA for 2012 includes $0.6 million in permitted add back charges compared with $4.9 million in permitted add backs for the same period in the prior year.

Net loss for the twelve months ended December 31, 2012 was $65.7 million, or $3.68 per share, including a $69.8 million goodwill and intangible impairment charge, compared with net income of $3.8 million, or $0.21 per diluted share, for the twelve months ended December 31, 2011. The Company recorded a tax benefit of $6.8 million for 2012 compared with a tax expense of $1.2 million in 2011.

Balance Sheet

As of December 31, 2012, the Company had approximately $3.1 million of cash and $64.1 million of bank debt for a net bank debt balance of $61.0 million, compared with a net bank debt balance of $60.8 million as of December 31, 2011.

On February 28, 2013, Summer Infant announced that it entered into a new, fully underwritten loan and security agreement with Bank of America, N.A. that expires in 2018 and provides for an $80 million asset-based revolving credit facility. The loan bears interest, at the Company's option, at a base rate plus 0.25% to 0.75% or at LIBOR plus 1.75% to 2.25%. The agreement includes covenants relating to minimum consolidated EBITDA and fixed charge ratio, as well as customary affirmative and negative covenants. The Company also entered into a new $15 million term loan agreement with Salus Capital Partners, LLC, as administrative agent and collateral agent. The principal of the term loan will be repaid, on a quarterly basis, in installments of $375,000, commencing with the quarter ending September 30, 2013, and matures in 2018. The term loan bears interest at an annual rate equal to LIBOR, plus 10%, with a LIBOR floor of 1.25%. The term loan contains customary affirmative and negative covenants substantially the same as the Bank of America agreement.

Conference Call Information

Summer Infant, Inc. will host a conference call today, Tuesday, March 12, 2013 at 5:00 p.m. Eastern Time, to discuss financial results for its fourth quarter and year ended December 31, 2012 and its outlook for 2013. This call is being webcast and can be accessed by visiting the "Investor Relations" section of the Company's website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (877) 407-5790 or (201) 689-8328. For those unable to listen to the live call, an archive of the webcast will be available on the Company's website for approximately one year.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, nursery furniture, infant feeding products, and car seats. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release includes presentations of Adjusted EBITDA, which for purposes of this release means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release. The Company believes that the presentation of Adjusted EBITDA provides useful information to investors as it indicates more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreement and otherwise meet its obligations as they become due. Adjusted EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing the Company's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of Adjusted EBITDA and any other non-GAAP financial measures in its press releases of historical performance. Because Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions. These include statements regarding the expected impact of cost reduction initiatives on the Company's results in the first quarter of 2013, the Company's outlook for fiscal year 2013 and return to profitability, the impact of the Company's strategic initiatives on future results, the expected increase in Summer and Born Free branded sales in 2013, expected annualized savings from product cost reduction activities, expected G&A reductions in 2013, expected growth in international sales by 2015, and expected revenue growth among small- and mid-sized customers in 2013. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's ability to continue to control costs and expenses; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the Company's ability to develop and market new products; the Company's ability to meet required financial covenants under its loan agreements; the Company's ability to integrate strategic acquisitions; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this presentation.

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)

                             Three Months Ended       Twelve Months Ended
                                December 31,              December 31,
                              2012         2011         2012        2011
                          -----------  -----------  -----------  ----------
                          (unaudited)  (unaudited)  (unaudited)
Net revenues              $    58,513  $    55,369  $   247,227  $  238,172
Cost of goods sold             40,257       35,892      167,455     156,787
                          -----------  -----------  -----------  ----------
Gross profit                   18,256       19,477       79,772      81,385
General & administrative
 expenses (including
 stock option expense)          9,967       11,592       41,674      44,928
Selling expense                 7,270        5,801       29,009      22,259
Impairment of goodwill
 and intangibles                    -            -       69,796           -
Depreciation and
 amortization                   1,838        1,731        7,566       6,377
                          -----------  -----------  -----------  ----------
Income (loss) before
 interest                 $      (819) $       353  $   (68,273) $    7,821
Interest expense               (1,591)        (694)      (4,148)     (2,790)
                          -----------  -----------  -----------  ----------
Income (loss) before
 taxes                    $    (2,410) $      (341) $   (72,421) $    5,031
Provision (benefit) for
 income taxes                    (885)          11       (6,768)      1,220
                          -----------  -----------  -----------  ----------
  Net income (loss)       $    (1,525) $      (352) $   (65,653) $    3,811
                          ===========  ===========  ===========  ==========

Earnings per diluted
 share                    $     (0.09) $     (0.02) $     (3.68) $     0.21

Shares used in fully
 diluted EPS                   17,858       18,108       17,861      17,821

Reconciliation of Non-
 GAAP EBITDA
Net Income (loss)         $    (1,525) $      (352) $   (65,653) $    3,811
Plus: interest expense          1,591          694        4,148       2,790
Plus: provision (benefit)
 for income taxes                (885)          11       (6,768)      1,220
Plus: depreciation and
 amortization                   1,838        1,731        7,566       6,377
Plus: non-cash stock
 based compensation
 expense                          122          350          888       1,187
Plus: goodwill and
 intangible impairment              -            -       69,796           -
Plus: permitted add-
 backs(1),(2)                     559        1,851          623       4,852
                          -----------  -----------  -----------  ----------
    Adjusted EBITDA       $     1,700  $     4,285  $    10,600  $   20,237
                          ===========  ===========  ===========  ==========

(1) 2012 Permitted add-backs consisted of items that the Company was permitted to add-back to the calculation of consolidated EBITDA under its credit agreement as in effect at December 31, 2012. Permitted add-
    backs for the three months ended December 31, 2012 consisted of consulting fees ($420), refinancing fees ($102) and bank fees ($37).
    Permitted add-backs for the twelve months ended December 31, 2012 were consulting fees ($484), refinancing fees ($102) and bank fees ($37).

(2) 2011 Permitted add-backs consist of items that the Company was permitted to add-back to the calculation of consolidated EBITDA under its credit agreement as in effect at December 31, 2011. Permitted add backs for the three months ended December 31, 2011 consisted of executive severance costs ($350) and a lawsuit settlement ($1,501).

    Permitted add-backs for the twelve months ended December 31, 2011 were a lawsuit settlement ($1,501), acquisition costs ($1,385), customs duties
    ($500), relocation costs ($482), severance costs ($350), legal fees and inventory write downs ($349), and hurricane related damage ($285).

Summer Infant, Inc.
Consolidated Balance Sheet
(amounts in thousands)

                                                  December 31,  December 31,
                                                      2012          2011
                                                  (unaudited)
Cash and cash equivalents                        $       3,132 $       1,215
Trade receivables, net                                  45,299        47,670
Inventory, net                                          49,823        50,014
Property and equipment, net                             16,834        17,682
Goodwill and other intangibles, net (1)                 21,046        91,953
Other assets                                             4,186         4,381
                                                 ------------- -------------
    Total assets                                 $     140,320 $     212,915
                                                 ============= =============

Current portion of long-term debt                $         770 $         736
Accounts payable and accrued expenses                   37,138        40,633
Other long term liabilities                              3,498         3,726
Deferred tax liability                                   4,194        11,439
  Long term debt, less current portion                  64,767        62,479
                                                 ------------- -------------
    Total liabilities                                  110,367       119,013

  Total stockholders' equity                            29,953        93,902
                                                 ------------- -------------
Total liabilities and stockholders' equity       $     140,320 $     212,915
                                                 ============= =============

(1) The Company recorded an aggregate non-cash impairment charge of $69,796 in 2012. The non-cash impairment charge consisted of a write-down of goodwill of $61,908 and a write down of a portion of intangible assets of $7,888. The Company finalized its review of the valuation studies in the fourth quarter of 2012.

Contact:

Paul Francese
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6572

or

David Calusdian
Sharon Merrill Associates, Inc.
(617) 542-5300
SUMR@investorrelations.com